SERVICE AGREEMENT

THIS SERVICE AGREEMENT is executed on July 17, 2016 (the "**Effective Date**"), by and between Eviation Tech Ltd., a private Parent under the laws of Israel having ID # 515443182 (the "**Subsidiary**") and RVB Holdings Ltd., a public Israeli company ("**Parent**").

RECITALS

Whereas, the Subsidiary is a wholly owned subsidiary of Parent;
Whereas, Parent wishes to retain certain services from Subsidiary all as described herein.

AGREEMENT

NOW, THEREFORE, in consideration of the terms and conditions and mutual agreements contained herein, it is agreed as follows:

1. PREAMBLE AND INTERPRETATION

1.1. The preamble and Exhibits to this Agreement constitutes an integral part thereof.

1.2. The headings to the sections in this Agreement are intended solely for convenience, and shall have no significance in the interpretation of this Agreement.

2. THE SERVICES

2.1. As of the Effective Date hereof, the Parent hereby hires and retains Subsidiary to provide the Parent with management services utilizing Subsidiary personnel such as CEO and any other similar services to be agreed by the parties from time to time (collectively, the "**Services**"), all in accordance with the instructions, guidelines and timetables for performance, provided from time to time by the Parent to Subsidiary.

2.2. The Parent and Subsidiary shall periodically consult to define the current scope of the Services, all in such detail as may be practical under the circumstances, as the same may from time to time be amended, modified or supplemented.

2.3. During the term of this Agreement, Subsidiary will perform the Services as the Parent may reasonably request and diligently use its efforts to bring such projects to a successful conclusion.

3. REPRESENTATIONS

3.1. Subsidiary hereby warrants and represents towards the Parent that it: (a) has the skill, expertise, experience, qualification, knowledge and ability required to provide the Services; (b) is not prevented or barred, in any way, from entering this Agreement and providing the Services to the Parent hereunder, and the performance of the Services thereby to the Parent hereunder shall not conflict or cause the breach of any agreement, undertaking or law to which it is subject or bound, including without limitation, any confidentiality or non-competition agreement, and does not require the consent of any person or entity; and (c) it shall perform the Services in accordance with applicable law.

4. SERVICES FEE

4.1. In consideration for the performance of the Services by Subsidiary and for all of Subsidiary's other undertakings and obligations in connection therewith, Subsidiary shall be entitled to

receive a remuneration, to be calculated on the basis of actual <u>cost</u> to Subsidiary, pursuant to the following principals:

4.1.1. Once every calendar quarter, the Parties shall calculate the exact amount owed by the Parent to Subsidiary in accordance with actual scope of services retained by the Parent pursuant to the fees table under **Exhibit A** attached hereto, as may be amended by the Parties from time to time (the "**Services Fee**"). Applicable V.A.T shall be added to the Service Fee.

4.1.2. The Service Fee shall be paid to Subsidiary after the Parent has withheld any amounts which are subject to a withholding tax under law, unless Subsidiary has provided the Parent with an applicable official tax exemption. Payment of the Services Fee shall be made directly to Subsidiary or to such bank as is designated by Subsidiary against a valid invoice issued by Subsidiary. The Service Fee shall be paid no later than on the 25th day of the month following the end of each calendar quarter for which the Service Fee is due.

4.2. Subsidiary shall be solely responsible for and bear all liability with respect to payment of any and all taxes, levies, insurances, contributions and other liabilities, charges, dues or impositions applicable thereto, in all jurisdictions having authority to tax Subsidiary, including without limitation, with respect to the consideration provided to Subsidiary by the Parent in accordance with this Agreement.

4.3. The remuneration stipulated in this Section 4 shall constitute final and complete compensation for the Services rendered by Subsidiary. Save as specifically provided herein, Subsidiary shall not, directly or indirectly, receive in connection with the performance of the Services for the Parent, any compensation or benefit of any kind from the Parent or from any other source.

4.4. Subsidiary shall keep and maintain adequate books, records and files to enable it to furnish complete and accurate information to the Parent regarding all aspects of the Services and expenditures of funds. The Parent shall have the right, upon reasonable notice and at its expense, to inspect, audit, or have an audit performed of Subsidiary's books and records relating to the expenditure of funds under this Agreement.

5. CONFIDENTIALITY

5.1. Subsidiary acknowledges that in the framework and/or as a result of its engagement by the Parent it may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (or had) access to information relating to the Parent, its business and activities, including without limitation any commercial, financial, business, professional, technical, technological information, including information regarding the Parent's products, inventions, patents, developments, processes, specifications, know-how and trade secrets, ways or methods of making business, information regarding marketing, operations, plans, activities, policies and procedures, customers, suppliers, business partners, etc., including information of third parties, all whether or not marked confidential (the "**Confidential Information**"), which is highly confidential and of great value to the Parent and constitutes professional and commercial secrets, and its unauthorized disclosure or use will cause severe damage and losses.

5.2. Subsidiary confirms that it is aware that in the framework and/or as a result of its engagement by the Parent it may also receive and/or be exposed to confidential information of third parties with respect to which it is also obliged hereunder, and with respect to which the Parent may have a duty of confidentiality and non-use towards said third parties such that any unauthorized disclosure or use thereof could result in the Parent's breach of its contractual obligations.

5.3. Subsidiary undertakes to maintain the Confidential Information in strict confidence at all times and not to, directly or indirectly, whether in writing or otherwise, communicate, publish, reveal,

describe, divulge or otherwise disclose or make available the Confidential Information or allow its exposure or disclosure, in whole or in part, to any person or entity and not to use the Confidential Information for any purpose other than for the performance of its Services hereunder; all during the period of this Agreement and thereafter, without any limitation of time. Notwithstanding, said undertakings shall not apply to information that Subsidiary can prove to be: (a) generally available to the public not as a result of any fault of Subsidiary; or (b) already known to Subsidiary, at the time of receiving such information, without any confidentiality and/or use restrictions, from sources other than the Parent or in relation to its engagement by the Parent; or (c) subsequently furnished to Subsidiary, without any confidentiality and/or use restrictions, by a third party without breaching a confidentiality obligation; or (d) required to be disclosed pursuant to an order of a court of competent jurisdiction or by applicable law or regulation, provided however, that (a) such disclosure is made only to the extent and solely to the recipient legally required; and (b) the Parent is provided with prior written notice of such legal requirement and with the opportunity to oppose the disclosure or obtain a protective order.

5.4. Upon the earlier of the Parent's request or upon termination of this Agreement, Subsidiary shall return to the Parent any and all documents and other tangible materials containing Confidential Information such that no copies or samples of Confidential Information shall remain with it.

5.5. Subsidiary confirms that all Confidential Information made available to or received by it remains the exclusive property of the Parent, and no license or other rights therein or thereto is granted.

6. RELATIONSHIP OF THE PARTIES

6.1. It is expressly clarified that in rendering the Services hereunder, Subsidiary shall act solely as an independent contractor and neither this Agreement nor the performance hereof shall be construed as creating between the Parent and Subsidiary, any partnership, joint venture, employment relationship, franchise or agency or any other similar relationship, and neither Party hereto shall be liable for the debts or obligations of the other. Subsidiary understands and agrees that except as specifically provided in this Agreement, the Parent does not grant Subsidiary, the right or authority to make or give any agreement, warranty or other commitment, or to create any obligation of any kind, on behalf of the Parent unless expressly so authorized in writing by the Parent.

6.2. Without derogating, it is specifically clarified that: (a) no employer-employee relationship is formed between the Parent and Subsidiary and/or its delegates, and Subsidiary and/or delegates shall not be entitled to any social or other benefits of employment, nor shall the Parent provide it with any contributions or benefits which might be expected in an employer-employee relationship; (b) without derogating from the above, the Parent shall carry third party health and accident insurance, to provide compensation to cover for Subsidiary should it deem necessary; (c) Subsidiary shall be solely responsible to report and pay any and all contributions for taxes, national insurance, health insurance and any other mandatory payments and/or other benefits arising in connection with the performance of this Agreement.

6.3. Subsidiary shall not make any commitment or enter into any agreement or take any obligation on behalf of the Parent, unless he was specifically instructed and authorized to do so in advance and in writing by the Parent. Any and all actions and omissions of Subsidiary are actions and omissions of an independent contractor acting at its own risk and responsibility.

6.4. Without derogating from the above, the parties hereby further agree that in the event that any competent court of law and/or other authority shall rule, in spite of the explicit agreement between the parties, that the relations between the parties hereto are employer-employee relations (a "**Ruling**"), then the following terms shall be in effect:

6.4.1. Subsidiary shall not be entitled to the consideration due and/or paid to it under this Agreement, retroactive to the date upon which Subsidiary commenced the provision of Services to the Parent. Subsidiary shall instead be entitled to receive a gross salary equal to 65% of the Consultancy Fee (the "**Reduced Consideration**"). For the purpose of calculating any right or benefit to which the Subsidiary is entitled to, the Reduced Consideration shall be deemed to cover Subsidiary entire salary. It is hereby agreed by the parties that the Reduced Consideration shall constitute fair and reasonable wages in the event of a Ruling.

6.4.2. The parties shall settle their account, and Subsidiary shall immediately repay to the Parent any amounts paid to it beyond the amounts in sub-Section 6.4.1 above, together with interest and linkage differentials pursuant to law from the date of actual payment to Subsidiary to the date of repayment to the Parent, based on the consumer price index known on the original date of payment from the Parent to Subsidiary as compared to the consumer price index known on the date Subsidiary repays said differences to the Parent.

6.4.3. In the event that the Parent shall be required to pay any amount or grant any right to any third party due to a Ruling, Subsidiary shall indemnify and hold the Parent harmless against any amount that it shall be required to pay to any such third party and/or against any other liability which the Parent shall be required to bear due to such Ruling. For the purposes of this sub-Section 6.4.3, the term "required" shall include without limitation any amounts paid for the settlement of a claim against the Parent in this context, whether or not such claim has reached the courts.

6.4.4. The Parent shall be entitled to deduct any amounts due to the Parent from Subsidiary hereunder from any amount which it is required to pay to Subsidiary or any third party, in accordance with or as a result of a Ruling, if any. Nothing in this sub-Section 6.4.4 shall be construed as releasing Subsidiary from its obligation to repay any debts to the Parent, if Parent does not so deduct, or if the amounts so deducted shall be insufficient to cover the full amount due to the Parent from Subsidiary.

7. TERM AND TERMINATION

7.1. This Agreement is effective as of the Effective Date and will remain in full force and effect, unless terminated by either party in accordance with the provisions of this Section 7.

7.2. Each party may terminate this Agreement by providing the other party with 60 days' prior written notice to that effect.

7.3. In addition, this Agreement may be terminated immediately by either Party by giving termination notice if the other Party: (a) becomes subject or party to proceedings in bankruptcy, winding up or liquidation (b) makes any assignment for the benefit of its creditors or (c) contravenes any one or more of the provision hereof; (c) breaches of any of the undertakings in Section 5 of this Agreement, or any other material breach of this Agreement; or (ii) breaches this Agreement, which breach has not been cured within 14 (fourteen) days of receipt of notification from the other party of said breach.

7.4. In the event of termination in accordance with any of the provisions of this Agreement, neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales or on account of expenditures, investments, leases or commitments in connection with the business or goodwill of Subsidiary or the Parent.

8. MISCELLANEOUS

8.1. *Governing Law and Jurisdiction.* This Agreement shall be governed by the laws of the State of Israel, without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the competent courts of Tel Aviv Jaffa, and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

8.2. *Entire Agreement.* This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the party to be charged.

8.3. *Severability.* If one or more provisions of this Agreement are held to be illegal or unenforceable under applicable law, such provision(s) shall be limited or excluded to the minimum extent necessary such that this Agreement shall otherwise remain in full force and effect and enforceable in accordance with its terms.

8.4. *Notices.* Any notice required or permitted by this Agreement shall be in writing and shall be deemed given if sent by prepaid registered or certified airmail, return receipt requested (if available), or sent by facsimile or similar communication, and confirmed by such airmail, postage prepaid, addressed to each respective party at its principal address.

8.5. *Non-Assignability and Binding Effect.* Subsidiary shall not, without the prior written consent of the Parent, assign this Agreement in whole or in part or delegate any right or duty hereunder to any third party, sub-agent or representative. Any attempted assignment not having such consent shall be void and without effect.

8.6. *Counterparts.* This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

Eviation Tech Ltd.	RVB Holdings Ltd.
By: [signature]	By: [signature]
Name: Liza Ohayon	Name: Omer Bar-Yohay
Title: CFO	Title: CEO